EXHIBIT 21.1

SUBSIDIARIES OF SOUTHWEST BANCORPORATION OF TEXAS, INC.

1.	Amegy Holding Delaware, Inc.	Delaware
2.	SWBT Statutory Trust I	Connecticut
3.	SWBT Statutory Trust II	Connecticut
4.	SWBT Statutory Trust III	Connecticut
5.	Amegy Bank National Association*	United States
6.	Amegy Mortgage Company, L.L.C.**	Texas
7.	Amegy Insurance Agency, Inc.**	Texas
8.	Amegy Investments, Inc.**	Texas
9.	Southwest/Catalyst Capital, Ltd. (99% ownership)**	Texas

*	Subsidiary of Amegy Holding Delaware, Inc.
**	Subsidiary of Amegy Bank National Association